EXHIBIT 16.1 TO ITEM 9.01(c) OF FORM 8-K

December 21, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

We have read Item 4.01 of Form 8-K dated December 20, 2004 of Forward Industries, Inc. and are in agreement with the statements contained in the second, third, fourth, and fifth paragraphs therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP